EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made and entered into as of the 29th day of November, 2001 by Digital Creative Development Corporation (the "Shareholder") and International Microcomputer Software, Inc.
(IMSI), a California corporation having its principal place of business at 75 Rowland Way, Novato CA 94945 (the "Purchaser").

                                   WITNESSETH:

         WHEREAS, the Shareholder owns and desires to sell, assign and convey to Purchaser all of the issued and outstanding shares of capital stock of Keynomics, Inc., a California corporation with its principal place of business at Novato, CA 94945 (the "Company"), which company is 100% owned and controlled by the Shareholder; and

         WHEREAS, the Purchaser desires to purchase and acquire all of the issued and outstanding shares of capital stock of the Company from the Shareholder on and subject to the terms and conditions of this Agreement.

         WHEREAS, the parties desire, from and after the Closing, that the acquisition provided herein shall be effective as of October 1, 2001 (the "Effective Date").

         WHEREAS, this Agreement and the transactions contemplated hereby have been approved by the Boards of Directors of each of the Shareholder, Purchaser and the Company.

         NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

         DEFINITIONS

         As used herein, the following terms shall have the following meanings:

     1.1   "Assets" shall mean, collectively, all of the following:
         (a) all cash of the Company on hand, in any bank, money market account, mutual fund, unit investment trust, and all certificates of deposit, letters of credit in favor of the Company and all other readily marketable securities or other cash equivalents of the Company;

         (b) all accounts receivable, notes receivable and other rights to receive payments from customers of the Company, all as described in Schedule 1.1(b) hereto (the "Receivables");

         (c) all equipment, vehicles, furniture and fixtures, and all other fixed assets owned or leased by the Company, constituting all such items necessary for the continued operation of the Company's business, as described on
Schedule 1.1(c) hereto (the "Fixed Assets");

         (d) all rights and benefits under all contracts, agreements, leases, licenses, purchase commitments and sales orders to which the Company is a party (collectively, the "Contracts"), constituting all such Contracts which are necessary or beneficial to the operation of the Company's business, all as set forth on Schedule 1.1(d) hereto;

         (e) all patents, patent rights, copyrights, trademarks, trademark rights, trade names, trade name rights and patent, copyright or trademark applications, which the Company owns, all set forth on Schedule 1.1(e) annexed hereto, and all ideas, know-how, trade secrets, inventions, technology, designs and any other proprietary rights which the Company owns;

         (f) any and all other assets of the Company not described above and included on the Balance Sheet (as hereinafter defined). 1.2 "Balance Sheet" shall mean the consolidated balance sheet of the Company at October 1, 2001 included as part of the Financial Statements (as hereinafter defined).

     1.3 "Closing Date" shall mean November 30, 2001, the date on which the Closing (as hereinafter defined) is to occur.

     1.4 "Financial Statements" shall mean the unaudited consolidated balance sheet of the Company at October 1, 2001 and the unaudited consolidated income statement of the Company prepared on an accrual basis for the period from inception to October 1, 2001, attached as Schedule 4.10.

     1.5 "Seller Shares" shall mean all of the issued and outstanding shares of capital stock, without par value, of the Company.

                                   ARTICLE II

                                SALE AND PURCHASE

     2.1 Sale and Purchase of Seller Shares. Subject to the provisions and conditions contained herein, the Shareholder hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from the Shareholder, all of its right, title and interest in and to the Seller Shares, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind.

     2.2 The purchase price (the "Purchase Price") payable by Purchaser for the Seller Shares shall be calculated and paid as follows in U.S. dollars:

         (a) The total aggregate purchase price for the Seller Shares shall be equal to $450,000 (the "Purchase Price"). Purchaser shall pay the Purchase Price to Shareholder as follows: (i) $50,000 shall be paid in cash on the Closing Date; (ii) $150,000 shall be paid in equal monthly installments of $25,000 per month for 6 months with the first payment being 35 days after the Closing Date and each additional installment being made on the monthly anniversary of the first payment; (iii) $100,000 shall be deemed to be paid by crediting against the Purchase Price the payments made to Shareholder by Purchaser in October and November 2001; and (iv) $150,000 shall be deemed to be paid by offsetting against the Purchase Price certain payments from the Company to Shareholder made between the Effective Date and Closing.

         (b) Should Purchaser sell all or substantially all of the outstanding capital stock of the Company or all or substantially all of the assets of the Company in a transaction in which the stockholders of the Company or Purchaser immediately prior to such transaction hold less than 15% of the equity interests in the surviving or resulting entity of such transaction ("Sale"), within six months following the Closing, the Purchaser and Shareholder will split 50/50 the net amount of the portion of the purchase price in such transaction that exceeds the sum of $1,200,000; provided, however, that a transfer to Purchaser, or an entity under common control of Purchaser, shall not be deemed a sale for purposes of this section.

          (c) The Purchaser will pay to Shareholder, sixty (60) days after the end of the Company's fiscal year for each of the next three fiscal years, fifty percent (50%) of the amount of the Company's net operating income, if any, in excess of: (i) $500,000 in the fiscal year 7/1/02 to 6/30/03; (ii) $1 million in the fiscal year 7/1/03 to 6/30/04; and (iii) $1.5 million in the fiscal year 7/1/04 to 6/30/05 (collectively the "Earn-Out Amount"). This paragraph shall become void and of no further effect upon any subsequent Sale of Company by Purchaser.

          (d) Should Purchaser have a claim against Shareholder at any time for breach of any of the representations, warranties or covenants hereunder, that would be subject to indemnification under Article VIII below, Purchaser shall be entitled to offset the amount of such claim against the Earn-Out Amount and/or against any proceeds from the sale of the Company that may be due to Shareholder as provided in subsection (c) above.

     2.3 Stock Options and Warrants. Upon the Closing (as hereinafter defined in
Section 3.1 of this Agreement), Shareholder represents and warrants that the only capital stock outstanding shall be the Seller Shares, and that there will be no options, warrants, convertible securities, or other rights to purchase shares of the Company's capital stock, whether vested or unvested, outstanding.

     2.4 Outstanding Promissory Notes in the Company. The Company has certain outstanding Promissory Notes (among others) as set forth on Schedule 2.3 hereto. The Company will negotiate an extension of the maturity date of the Promissory Notes to April 30, 2002 prior to Closing, and the obtaining of such extension shall be a condition to the obligation of Purchaser to close this transaction.

                                   ARTICLE III

                   CLOSING; CONDITIONS TO CLOSING; DELIVERIES

     3.1 Closing. The closing of this transaction (the "Closing") shall be held on the Closing Date at or about 11:00 A.M., Pacific Standard Time, at the offices of Purchaser, or at such other time and place upon which the parties shall agree.

Conditions to Purchaser's Obligation. Purchaser's obligation hereunder to purchase and pay for the Seller Shares is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and the Shareholder shall use its best efforts to cause such conditions to be fulfilled:

Representations and Warranties Correct; Performance of Covenants; Satisfaction of Conditions. The representations and warranties of the Shareholder contained in this Agreement (including the Exhibits and Schedules hereto) and those otherwise made in writing by or on behalf of the Shareholder in connection with the transactions contemplated by this Agreement shall be true, complete and accurate both when made and on and as of the Closing Date as though such representations and warranties were made at and as of such date, and the Shareholder shall have delivered to Purchaser a certificate signed by their respective authorized agents and dated the Closing Date, to such effect. The Shareholder shall have duly and properly performed, complied with, satisfied and observed each of their covenants, agreements, conditions to closing and obligations contained in this Agreement to be performed, complied with, satisfied and observed on or before the Closing Date, and the Shareholder shall have delivered to Purchaser a certificate signed by their respective authorized agents, dated the Closing Date, to such effect.

Purchase Permitted by Applicable Laws. The purchase of and payment for the Seller Shares to be purchased by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

Proceedings: Receipt of Documents. All corporate and other proceedings taken or required to be taken by the Shareholder in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

Delivery of Documents. The Shareholder shall have delivered, or caused to be delivered, to Purchaser the following:

corporate and tax good standing certificates of the Company from the respective jurisdictions in which the Company is incorporated or transacts business;

the Seller Shares, with duly executed stock powers and all other documents and signatures necessary or appropriate for their transfer to Purchaser free and clear by delivery;

certified copies of the Certificate of Incorporation and By-Laws of the Company;

all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered, or reasonably requested by Purchaser, at or before the Closing.

No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

No Adverse Change. Since September 30, 2001, through and including the Closing
     Date, the Company shall not have suffered any adverse change (whether or not such change is described in the Exhibits or Schedules hereto or any supplement to the Exhibits or Schedules) in its business, affairs, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations, and the Shareholder shall have delivered to Purchaser a certificate signed by its President and Chief Financial Officer and the President and Chief Financial Officer of the Company, and dated the Closing Date, to such effect.

Securities Law Compliance. All actions and steps necessary to assure compliance with applicable Federal and state securities laws in connection with the lawful sale of the Seller Shares pursuant to this Agreement, shall have been duly obtained and shall be effective on and as of the Closing.

Approvals and Consents. The Shareholder shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all governmental authorities and non-governmental administrative or regulatory agencies, domestic or foreign, having jurisdiction over the parties hereto, their respective assets, this Agreement, the Seller Shares or the transactions contemplated hereby, including, without limitation, the consents of all third parties pursuant to existing agreements or instruments by which the Company or any of the Shareholder may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Purchaser, and all thereof shall be in full force and effect at the time of Closing, and the Shareholder shall have each delivered to Purchaser a certificate signed by their respective authorized agents and dated the Closing Date, to such effect.

The Company shall have negotiated an extension of the maturity date of the Promissory Notes to April 30, 2002.

Conditions to the Obligation of the Shareholder. Shareholder's obligations to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing Date, any of which may be waived, in whole or in part, by the Shareholder in its sole discretion, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

Representations and Warranties Correct; Performance. The representations and warranties of Purchaser in this Agreement shall be true, complete and accurate when made and on and as of the Closing Date, as though such representations and warranties were made at and as of such date. Purchaser shall have duly and properly performed, complied with, satisfied and observed each of its covenants, agreements, conditions to closing and obligations contained in this Agreement to be performed, complied with, satisfied and observed on or before the Closing Date.

Purchase Permitted by Applicable Laws. The purchase of and payment for the Seller Shares shall not be prohibited by any applicable law or governmental regulation.

Delivery of Purchase Price. Purchaser shall have delivered that portion of the Purchase Price due for the Seller Shares as hereinabove contemplated.

Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be satisfactory in form and substance to the Shareholder and their counsel, and the Shareholder shall have received all such information and such counterpart originals or certified or other copies of such documents as they may reasonably request.

No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

Securities Law Compliance. All actions and steps necessary to assure compliance with applicable Federal and state securities laws in connection with the lawful sale of the Seller Shares pursuant to this Agreement, shall have been duly obtained and shall be effective on and as of the Closing.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder, jointly and severally, represents and warrants to Purchaser as follows:

     4.1 Organization and Good Standing. Each of Shareholder and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification. Each of the Shareholder and the Company has all necessary power and authority to conduct its business in the manner in which such business is currently being conducted and to own and use its assets in the manner in which such assets are currently owned and used.

     4.2 Authority. The Shareholder has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Company's Certificate of Incorporation, By-Laws or of any indenture, agreement, contract, judgment, decree or other instrument or restriction to which the Company or the Shareholder are a party or by which the Company, the Shareholder, the Seller Shares or any of its assets may be bound or affected; the execution and delivery of this Agreement have been and, as of the Closing Date, the consummation of the transactions contemplated hereby will have been, duly authorized, and no authorization or approval, whether of the stockholders or directors of the Company or of governmental bodies or otherwise, will be necessary in order to enable the Shareholder to enter into and perform same; and this Agreement constitutes a valid and binding obligation enforceable against the Shareholder in accordance with its terms.

     4.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, no par value, of which 3,150,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the aforesaid issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Schedule 4.3(a) attached hereto sets forth a true and complete history of the issuance and cancellation, where applicable, of all the shares of capital stock of the Company and the share certificates evidencing same, which have heretofore been issued by the Company. Except as set forth on
Schedule 4.3(b), there are no outstanding preemptive, conversion or other rights, options, warrants, puts, calls or agreements or commitments, whether written or oral, granted or issued by or binding upon any of the Shareholder or the Company for the purchase or acquisition of any shares of the Company's capital stock, including, without limitation, the Seller Shares, or obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any of its shares of capital stock. The Company does not hold any equity interest in any other entity. There are no voting trusts, proxies or other agreements or understandings with respect to the voting stock of the Company.

     4.4 Subsidiaries.  The Company has no subsidiaries, foreign or domestic.

     4.5 Title to Assets

         (a) The Company has good and marketable title to all of its Assets; and

         (b) Except as described in Schedule 4.5 annexed hereto, none of such Assets, the Seller Shares, or the use thereof: (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, security interests, encumbrances or encroachments, or to any rights of others of any kind or nature whatsoever, (ii) encroaches or infringes on the property or rights of another or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between the Company or the Shareholder and any third person, which have any effect upon the Company's title to or other rights respecting the Assets or the Seller Shares.

     4.6 Condition of Property. All of the Assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for (i) normal wear and tear and such minor defects as do not interfere with the continued use thereof or (ii) defects as set forth on Schedule 4.6 annexed hereto.

     4.7 Intellectual Property.

         (a) For the purposes of this Agreement, the following terms have the following definitions: "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States international and foreign patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-on-part thereof; (ii) all inventions (whether or not patentable or patented), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (iii) all copyrights, copyrights registrations and applications therefore and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, logos, common law trademarks and service marks; (vi) all trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world; (vii) all domain names, uniform resource locators and other Internet or similar addresses or identifiers; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records, data, all media on which any of the foregoing is recorded; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation relating to any of the foregoing.

         "Company Intellectual Property shall mean any Intellectual Property that (i) is owned by, (ii) is exclusively licensed to, or (iii) was developed or created by the Company.

         "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and other registrations, subscriptions and memberships related to the Internet; and (v) any other Company Intellectual Property that is subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any state, regulatory, standards, government or other public or private legal authority.

         (b) Schedule 4.7(b) lists all Registered Intellectual Property owned by, or filed in the name of, the Company and lists (i) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere in the world related to any of the Company Registered Intellectual Property.

         (c) Each item of Company Intellectual Property is free and clear of all liens, claims and encumbrances. The Company (i) is the exclusive owner of and has all the rights to use exclusively all Company Intellectual Property used in connection with the operation or conduct of the Company's business, including the sale of any products or technology or the provision of any services by the Company, and (ii) owns exclusively and has good title to all copyrighted works that are Company products and other works of authorship that the Company otherwise purports to own.

         (d) To the extent that any Intellectual Property (including any software or other products or materials of the Company) has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property. To the extent the

Company has acquired any Intellectual Property from a third party, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant authorities. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

         (e) The operation of the business of the Company as such business is currently conducted or is reasonably contemplated to be conducted does not, and the Company has not received notice that the operation of the business of the Company as such is currently conducted (including, without limitation, products, technology or services currently under development and the design, development, manufacture, use, import and sale of the products, technology and services of the company), infringes or misappropriates the Intellectual Property of any person, violate the rights of any person or entity, constitute unfair competition or trade practices under the laws of any jurisdiction, or violate the laws or regulations of any jurisdiction. There are neither contracts, licenses, nor agreements between the Company on one hand and any other person on the other with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement or performance under such agreement. To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property. To the Company's knowledge, the Company has not used or accessed the content or materials of any third party in a manner that violates any laws or regulations or misappropriates or infringes the Intellectual Property of such third party.

         (f) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in Purchaser granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, or will result in Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

         (g) Except as described in Schedule 1.1(e), there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, relating to the products owned by or registered in the name of the Company; and the inventions, patents, licenses, trademarks, trade names, any copyrights, existing or pending, listed in Schedule 1.1(e) hereto are all such items necessary for the present conduct of the Company's business.

     4.8 Compliance With Law. The Company is not in violation of any laws, governmental orders, rules or regulations to which the Company or any of its properties or businesses is subject.

     4.9 Agreement. Annexed hereto as Schedule 4.9 is a true and complete list of all material contracts, instruments, commitments, and agreements, whether oral or written, excluding routine subscription agreements with customers, presently in effect to which the Company or any of the Shareholder is a party or to which the Company, any of the Shareholder or any of its respective properties, the Seller Shares or the Assets is subject, including, without limitation, the following:

         (a) any plan or contract or arrangement, oral or written, providing for employment or consulting services, bonuses, commissions, pensions, stock purchase or stock option or other stock rights, deferred compensation, retirement or severance payments, profit sharing, or the like;

         (b) any instrument or arrangement evidencing or relating in any way to
(i) indebtedness for borrowed money by way of direct loan, purchase money obligation, conditional sale, lease purchase arrangement, guarantee or otherwise, (ii) confession of judgment or agreed judgment, (iii) liens, encumbrances or security interests, (iv) guaranties or indemnification or (v) investments in any person;

         (c) any contract containing provisions limiting the freedom of the Company to engage in any business, compete in any line of business or market any particular type of product, in any geographic area or with or to any person;

         (d) any license, sublicense, lease or sublease agreement, whether as licensor, sublicensor, licensee, sublicensee, lessor, sublessor, lessee, sublessee or otherwise, or any agreements with dealers, vendors, customers, suppliers, sales representatives, any governmental entity, fund or university, or any agents, marketing representatives, brokers or distributors;

         (e) any joint venture contract, arrangement, or other agreement involving a sharing of profit or expenses, or any joint or other technology development, cooperation, or exchange contract or arrangement;

         (f) agreements providing for disposition of the business or any assets or shares of the capital stock of the Company; agreements of merger or consolidation to which the Company are a party; or any letters of intent with respect to the foregoing;

         (g) contracts requiring the performance of consulting services, software development or modification or other services;

         (h) any agreement of indemnification or guaranty;

         (i) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000; and

         (j) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business.

         Each such agreement is a valid and subsisting agreement and in full force and effect, all payments due to or from the Company thereunder have been made, there are no disputes or suits or actions at law or otherwise pending or threatened thereunder, and such agreements are the only agreements or arrangements of this nature. True, complete, and correct copies of each such agreement have been supplied to Purchaser prior to the date hereof.

     4.10 Financial Statements. Attached hereto as Schedule 4.10 is a copy of the financial statements, as certified, on a joint and several basis, by the Company's President and Chief Financial Officer, and the Shareholder as true and correct in all material respects. The Financial Statements have been prepared on a consistent basis in accordance with generally accepted accounting principles, consistently applied, and fairly present the consolidated financial position and results of operations of the Company for the periods covered thereby. The books and records respectively maintained by the Company upon which the Financial Statements are based are true and correct in all respects and accurately reflect the business of the Company. Except to the extent reflected or reserved against in the Balance Sheet, the Company has no liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes for any period prior to such date. Except as described in detail on Schedule 4.10, since September 30, 2001, the Company has not taken any of the actions referred to in Article VII of this Agreement.

     4.11 Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of the Company) pending or threatened against or affecting the business or properties of the Company whether at law or in equity or admiralty or before or by any governmental department, commission, board, agency, court or instrumentality, domestic or foreign; nor is the Company operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign. No inquiries have been made directly to the Company by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require the Company to undertake a course of action that would involve any expense. No present or former employee of the Company has made any filing with the Equal Employment Opportunity Commission or any governmental agency, asserting any claim based on alleged race, gender (including, without limitation, sexual harassment), age or other type of discrimination by the Company.

     4.12 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other which has not been reflected in the Financial Statements.

     4.13 Employee Matters and Benefit Plans.

         (a) Schedule 4.13(a) annexed hereto sets forth a true and complete list, as of the date of this Agreement, of all of the persons who are employed by the Company, together with their current compensation, fringe benefits and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year. Except as set forth on Schedule 4.13(a) annexed hereto, no such employee is employed by the Company under a written contract of employment, nor since September 30, 2001 has the Company incurred any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of the Company.

(b) SCHEDULE 4.13(b) CONTAINS A COMPLETE AND ACCURATE LIST OF EACH PLAN, PROGRAM, POLICY, PRACTICE, CONTRACT, AGREEMENT OR OTHER ARRANGEMENT PROVIDING FOR EMPLOYMENT, COMPENSATION, RETIREMENT, DEFERRED COMPENSATION, LOANS, SEVERANCE, SEPARATION, RELOCATION, REPATRIATION, EXPATRIATION, VISAS, WORK PERMITS, TERMINATION PAY, PERFORMANCE AWARDS, BONUS, INCENTIVE, STOCK OPTION, STOCK PURCHASE, STOCK BONUS, PHANTOM STOCK, STOCK APPRECIATION RIGHT, SUPPLEMENTAL RETIREMENT, FRINGE BENEFITS, CAFETERIA BENEFITS, OR OTHER BENEFITS, WHETHER WRITTEN OR UNWRITTEN, INCLUDING, WITHOUT LIMITATION, EACH "EMPLOYEE BENEFIT PLAN" WITHIN THE MEANING OF SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA") WHICH IS OR HAS BEEN SPONSORED, MAINTAINED, CONTRIBUTED TO, OR REQUIRED TO BE CONTRIBUTED TO BY COMPANY, ANY SUBSIDIARY OF COMPANY AND, WITH RESPECT TO ANY SUCH PLANS WHICH ARE SUBJECT TO INTERNAL REVENUE CODE (THE "CODE") SECTION 401(a), ANY TRADE OR BUSINESS (WHETHER OR NOT INCORPORATED) WHICH IS OR, AT ANY RELEVANT TIME, WAS TREATED AS A SINGLE EMPLOYER WITH THE COMPANY WITHIN THE MEANING OF SECTION 414(b), (c),(m) OR (o) OF THE CODE, (AN "ERISA AFFILIATE") FOR THE BENEFIT OF ANY PERSON WHO PERFORMS OR WHO HAS PERFORMED SERVICES FOR COMPANY OR WITH RESPECT TO WHICH COMPANY, ANY SUBSIDIARY, OR ERISA AFFILIATE HAS OR MAY HAVE ANY LIABILITY (INCLUDING, WITHOUT LIMITATION, CONTINGENT LIABILITY) OR OBLIGATION (COLLECTIVELY, THE "COMPANY EMPLOYEE PLANS"). SCHEDULE 2.22 SEPARATELY LISTS EACH COMPANY EMPLOYEE PLAN THAT HAS BEEN ADOPTED OR MAINTAINED BY THE COMPANY, WHETHER FORMALLY OR INFORMALLY, FOR THE BENEFIT OF EMPLOYEES OUTSIDE THE UNITED STATES ("COMPANY INTERNATIONAL EMPLOYEE PLANS").

(c) THE COMPANY HAS FURNISHED TO PURCHASER TRUE AND COMPLETE COPIES OF DOCUMENTS EMBODYING EACH OF THE COMPANY EMPLOYEE PLANS AND RELATED PLAN DOCUMENTS, INCLUDING (WITHOUT LIMITATION) TRUST DOCUMENTS, GROUP ANNUITY CONTRACTS, PLAN AMENDMENTS, INSURANCE POLICIES OR CONTRACTS, PARTICIPANT AGREEMENTS, EMPLOYEE BOOKLETS, ADMINISTRATIVE SERVICE AGREEMENTS, SUMMARY PLAN DESCRIPTIONS, COMPLIANCE AND NONDISCRIMINATION TESTS FOR THE LAST THREE PLAN YEARS, STANDARD COBRA FORMS AND RELATED NOTICES, REGISTRATION STATEMENTS AND PROSPECTUSES, AND, TO THE EXTENT STILL IN ITS POSSESSION, ANY MATERIAL EMPLOYEE COMMUNICATIONS RELATING THERETO. WITH RESPECT TO EACH COMPANY EMPLOYEE PLAN THAT IS SUBJECT TO ERISA REPORTING REQUIREMENTS, THE COMPANY HAS PROVIDED COPIES OF THE FORM 5500 REPORTS

FILED FOR THE LAST FIVE PLAN YEARS. THE COMPANY HAS FURNISHED PURCHASER WITH THE MOST RECENT INTERNAL REVENUE SERVICE DETERMINATION OR OPINION LETTER ISSUED WITH RESPECT TO EACH SUCH COMPANY EMPLOYEE PLAN, AND NOTHING HAS OCCURRED SINCE THE ISSUANCE OF EACH SUCH LETTER THAT COULD REASONABLY BE EXPECTED TO CAUSE THE LOSS OF THE TAX-QUALIFIED STATUS OF ANY COMPANY EMPLOYEE PLAN SUBJECT TO CODE.

SECTION 401(a).

(d) EACH COMPANY EMPLOYEE PLAN HAS BEEN ADMINISTERED IN ACCORDANCE WITH ITS TERMS AND IN COMPLIANCE WITH THE REQUIREMENTS PRESCRIBED BY ANY AND ALL STATUTES, RULES AND REGULATIONS (INCLUDING ERISA AND THE CODE), EXCEPT AS WOULD NOT HAVE, IN THE AGGREGATE, A MATERIAL ADVERSE EFFECT, AND THE COMPANY AND EACH SUBSIDIARY OR ERISA AFFILIATE HAVE PERFORMED ALL MATERIAL OBLIGATIONS REQUIRED TO BE PERFORMED BY THEM UNDER, ARE NOT IN MATERIAL RESPECT IN DEFAULT UNDER OR VIOLATION OF AND HAVE NO KNOWLEDGE OF ANY MATERIAL DEFAULT OR VIOLATION BY ANY OTHER PARTY TO, ANY OF THE COMPANY EMPLOYEE PLANS; (ii) ANY COMPANY EMPLOYEE PLAN INTENDED TO BE QUALIFIED UNDER SECTION 401(a) OF THE CODE HAS EITHER OBTAINED FROM THE INTERNAL REVENUE SERVICE A FAVORABLE DETERMINATION LETTER AS TO ITS QUALIFIED STATUS UNDER THE CODE, INCLUDING ALL AMENDMENTS TO THE CODE WHICH ARE CURRENTLY EFFECTIVE, OR HAS TIME REMAINING TO APPLY UNDER APPLICABLE TREASURY REGULATIONS OR INTERNAL REVENUE SERVICE PRONOUNCEMENTS FOR A DETERMINATION OR OPINION LETTER AND TO MAKE ANY AMENDMENTS NECESSARY TO OBTAIN A FAVORABLE DETERMINATION OR OPINION LETTER; (iii) NONE OF THE COMPANY EMPLOYEE PLANS PROMISES OR PROVIDES RETIREE MEDICAL OR OTHER RETIREE WELFARE BENEFITS TO ANY PERSON; (iv) THERE HAS BEEN NO "PROHIBITED TRANSACTION," AS SUCH TERM IS DEFINED IN SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, WITH RESPECT TO ANY COMPANY EMPLOYEE PLAN; (v) NONE OF THE COMPANY, ANY SUBSIDIARY OR ANY ERISA AFFILIATE IS SUBJECT TO ANY LIABILITY OR PENALTY UNDER SECTIONS 4976 THROUGH 4980 OF THE CODE OR TITLE I OF ERISA WITH RESPECT TO ANY COMPANY EMPLOYEE PLAN;
(vi) ALL CONTRIBUTIONS REQUIRED TO BE MADE BY THE COMPANY, ANY SUBSIDIARY OR ERISA AFFILIATE TO ANY COMPANY EMPLOYEE PLAN HAVE BEEN PAID OR ACCRUED; (vii) WITH RESPECT TO EACH COMPANY EMPLOYEE PLAN, NO "REPORTABLE EVENT" WITHIN THE MEANING OF SECTION 4043 OF ERISA (EXCLUDING ANY SUCH EVENT FOR WHICH THE THIRTY
(30) DAY NOTICE REQUIREMENT HAS BEEN WAIVED UNDER THE REGULATIONS TO SECTION 4043 OF ERISA) NOR ANY EVENT DESCRIBED IN SECTION 4062, 4063 OR 4041 OR ERISA HAS OCCURRED; (VIII) EACH COMPANY EMPLOYEE PLAN SUBJECT TO ERISA, HAS PREPARED IN GOOD FAITH AND TIMELY FILED ALL REQUISITE GOVERNMENTAL REPORTS (WHICH WERE TRUE AND CORRECT AS OF THE DATE FILED) AND HAS PROPERLY AND TIMELY FILED AND DISTRIBUTED OR POSTED ALL NOTICES AND REPORTS TO EMPLOYEES REQUIRED TO BE FILED, DISTRIBUTED OR POSTED WITH RESPECT TO EACH SUCH COMPANY EMPLOYEE PLAN; (ix) NO SUIT, ADMINISTRATIVE PROCEEDING, ACTION OR OTHER LITIGATION HAS BEEN BROUGHT, OR TO THE KNOWLEDGE OF THE COMPANY IS THREATENED, AGAINST OR WITH RESPECT TO ANY SUCH COMPANY EMPLOYEE PLAN, INCLUDING ANY AUDIT OR INQUIRY BY THE INTERNAL REVENUE SERVICE OR UNITED STATES DEPARTMENT OF LABOR; AND (x) THERE HAS BEEN NO AMENDMENT TO, WRITTEN INTERPRETATION OR ANNOUNCEMENT BY COMPANY, ANY SUBSIDIARY OR ERISA AFFILIATE WHICH WOULD MATERIALLY INCREASE THE EXPENSE OF MAINTAINING ANY COMPANY EMPLOYEE PLAN ABOVE THE LEVEL OF EXPENSE INCURRED WITH RESPECT TO THAT PLAN FOR THE MOST RECENT FISCAL YEAR INCLUDED IN COMPANY'S FINANCIAL STATEMENTS.

(e) NONE OF THE COMPANY, ANY SUBSIDIARY OR ANY ERISA AFFILIATE HAS EVER MAINTAINED, ESTABLISHED, SPONSORED, PARTICIPATED IN, CONTRIBUTED TO, OR IS OBLIGATED TO CONTRIBUTE TO, OR OTHERWISE INCURRED ANY OBLIGATION OR LIABILITY (INCLUDING, WITHOUT LIMITATION, ANY CONTINGENT LIABILITY) UNDER ANY "MULTIEMPLOYER PLAN" (AS DEFINED IN SECTION 3(37) OF ERISA) OR TO ANY "PENSION PLAN" (AS DEFINED IN SECTION 3(2) OF ERISA) SUBJECT TO TITLE IV OF ERISA OR
SECTION 412 OF THE CODE. NONE OF THE COMPANY, ANY SUBSIDIARY OR ANY ERISA AFFILIATE HAS ANY ACTUAL OR POTENTIAL WITHDRAWAL LIABILITY (INCLUDING, WITHOUT LIMITATION, ANY CONTINGENT LIABILITY) FOR ANY COMPLETE OR PARTIAL WITHDRAWAL (AS DEFINED IN SECTIONS 4203 AND 4205 OF ERISA) FROM ANY MULTIEMPLOYER PLAN.

(f) WITH RESPECT TO EACH COMPANY EMPLOYEE PLAN, THE COMPANY HAS COMPLIED WITH
(i) THE APPLICABLE HEALTH CARE CONTINUATION AND NOTICE PROVISIONS OF THE CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985 ("COBRA") AND THE REGULATIONS THEREUNDER OR ANY STATE LAW GOVERNING HEALTH CARE COVERAGE EXTENSION OR CONTINUATION; (ii) THE APPLICABLE REQUIREMENTS OF THE FAMILY AND MEDICAL LEAVE ACT OF 1993 AND THE REGULATIONS THEREUNDER; (iii) THE APPLICABLE REQUIREMENTS OF THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 ("HIPAA"); AND (IV) THE APPLICABLE REQUIREMENTS OF THE CANCER RIGHTS ACT OF 1998, EXCEPT TO THE EXTENT THAT SUCH FAILURE TO COMPLY WOULD NOT IN THE AGGREGATE HAVE A MATERIAL ADVERSE EFFECT. THE COMPANY HAS NO MATERIAL UNSATISFIED OBLIGATIONS TO ANY EMPLOYEES, FORMER EMPLOYEES, OR QUALIFIED BENEFICIARIES PURSUANT TO COBRA, HIPAA, OR ANY STATE LAW GOVERNING HEALTH CARE COVERAGE EXTENSION OR CONTINUATION.

(g) THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WILL NOT
(i) ENTITLE ANY CURRENT OR FORMER EMPLOYEE OR OTHER SERVICE PROVIDER OF THE COMPANY, ANY SUBSIDIARY OR ANY ERISA AFFILIATE TO SEVERANCE BENEFITS OR ANY OTHER PAYMENT (INCLUDING, WITHOUT LIMITATION, UNEMPLOYMENT COMPENSATION, GOLDEN PARACHUTE, BONUS OR BENEFITS UNDER ANY COMPANY EMPLOYEE PLAN), EXCEPT AS

EXPRESSLY PROVIDED IN THIS AGREEMENT OR (ii) ACCELERATE THE TIME OF PAYMENT OR VESTING OF ANY SUCH BENEFITS OR INCREASE THE AMOUNT OF COMPENSATION DUE ANY SUCH EMPLOYEE OR SERVICE PROVIDER. NO BENEFIT PAYABLE OR WHICH MAY BECOME PAYABLE BY THE COMPANY PURSUANT TO ANY COMPANY EMPLOYEE PLAN OR AS A RESULT OF OR ARISING UNDER THIS AGREEMENT SHALL CONSTITUTE AN "EXCESS PARACHUTE PAYMENT" (AS DEFINED IN SECTION 280G(b)(1) OF THE CODE) WHICH IS SUBJECT TO THE IMPOSITION OF AN EXCISE TAX UNDER SECTION 4999 OF THE CODE OR THE DEDUCTION FOR WHICH WOULD BE DISALLOWED BY REASON OF SECTION 280G OF THE CODE. EACH COMPANY EMPLOYEE PLAN CAN BE AMENDED, TERMINATED OR OTHERWISE DISCONTINUED AFTER THE EFFECTIVE TIME IN ACCORDANCE WITH ITS TERMS, WITHOUT MATERIAL LIABILITY TO ACQUIRER OR COMPANY (OTHER THAN ORDINARY ADMINISTRATION EXPENSES TYPICALLY INCURRED IN A TERMINATION EVENT).

(h) THE COMPANY IS IN COMPLIANCE WITH ALL CURRENTLY APPLICABLE LAWS AND REGULATIONS RESPECTING TERMS AND CONDITIONS OF EMPLOYMENT INCLUDING, WITHOUT LIMITATION, APPLICANT AND EMPLOYEE BACKGROUND CHECKING, IMMIGRATION LAWS, DISCRIMINATION LAWS, VERIFICATION OF EMPLOYMENT ELIGIBILITY, EMPLOYEE LEAVE LAWS, CLASSIFICATION OF WORKERS AS EMPLOYEES AND INDEPENDENT CONTRACTORS, WAGE AND HOUR LAWS, AND OCCUPATIONAL SAFETY AND HEALTH LAWS, EXCEPT FOR SUCH NONCOMPLIANCE THAT NEITHER HAS, NOR REASONABLY WOULD BE EXPECTED TO HAVE, A MATERIAL ADVERSE EFFECT ON THE COMPANY. THERE ARE NO PROCEEDINGS PENDING OR, TO THE COMPANY'S KNOWLEDGE, REASONABLY EXPECTED OR THREATENED, BETWEEN THE COMPANY, ON THE ONE HAND, AND ANY OR ALL OF ITS CURRENT OR FORMER EMPLOYEES, ON THE OTHER HAND, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS FOR ACTUAL OR ALLEGED HARASSMENT OR DISCRIMINATION BASED ON RACE, NATIONAL ORIGIN, AGE, SEX, SEXUAL ORIENTATION, RELIGION, DISABILITY, OR SIMILAR TORTIOUS CONDUCT, BREACH OF CONTRACT, WRONGFUL TERMINATION, DEFAMATION, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, INTERFERENCE WITH CONTRACT OR INTERFERENCE WITH ACTUAL OR PROSPECTIVE ECONOMIC DISADVANTAGE. THERE ARE NO CLAIMS PENDING, OR, TO THE COMPANY'S KNOWLEDGE, REASONABLY EXPECTED OR THREATENED, AGAINST COMPANY UNDER ANY WORKERS' COMPENSATION OR LONG-TERM DISABILITY PLAN OR POLICY. THE COMPANY HAS NO MATERIAL UNSATISFIED OBLIGATIONS TO ANY EMPLOYEES, FORMER EMPLOYEES, OR QUALIFIED BENEFICIARIES PURSUANT TO COBRA, HIPAA, OR ANY STATE LAW GOVERNING HEALTH CARE COVERAGE EXTENSION OR CONTINUATION. THE COMPANY IS NOT A PARTY TO ANY COLLECTIVE BARGAINING AGREEMENT OR OTHER LABOR UNION CONTRACT, NOR DOES THE COMPANY KNOW OF ANY ACTIVITIES OR PROCEEDINGS OF ANY LABOR UNION TO ORGANIZE ITS EMPLOYEES. THE COMPANY HAS PROVIDED ALL EMPLOYEES WITH ALL WAGES, BENEFITS, RELOCATION BENEFITS, STOCK OPTIONS, BONUSES AND INCENTIVES, AND ALL OTHER COMPENSATION THAT BECAME DUE AND PAYABLE THROUGH THE DATE OF THIS AGREEMENT.

     4.14 Taxes. The Company has filed, or caused to be filed, with all appropriate governmental agencies all required tax and information returns and have paid, caused to be paid or accrued all taxes (including, without limitation, all income, franchise, sales, excise and use taxes), assessments, charges, penalties and interest shown to be due and payable. The Company has no liability, contingent or otherwise, for any taxes, assessments, charges, penalties or interest, other than amounts adequately reserved for. The Company has not received directly or indirectly notice of, nor is it otherwise aware of an audit or examination; the Company is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, charges, penalties or interest; nor has any claim for assessment and collection been asserted against the Company directly or indirectly; nor has the Company executed a waiver of any statute of limitations with respect thereto. The Company has paid, or caused to be paid, or adequately reserved for, all applicable corporate franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and have received no notices and is not otherwise aware, of any deficiencies, adjustments or changes in assessments with respect to any such taxes. The Company has duly filed, or caused to be filed, all reports or returns relating to or covering any such taxes or other charges which are due or required to be filed at the date hereof and no extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any fiscal period. The Company is not aware of any basis for the assertion of any claim relating or attributable to taxes, which, if adversely determined, would result in any lien on the assets of the Company. The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement. The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

     4.15 Absence of Changes. Except as set forth on Schedule 4.15 attached hereto, since September 30, 2001, the Company has been operated in the ordinary course and there has not been:

         (a) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such shares of the capital stock of the Company or any issuance of securities or any rights whatsoever to acquire securities;

         (b) any difficulty with its labor relations adversely affecting the business of the Company;

         (c) any license, sale, transfer, pledge, lien, security interest, mortgage or other disposition of any tangible or intangible assets;

         (d) any write-down or write-up of the value of any asset of the Company or any portion thereof;

         (e) any change in the accounting methods or practices followed by the Company, in depreciation or amortization policies or rates theretofore adopted by the Company;

         (f) any single capital expenditure or commitment therefor by the Company in excess of $10,000, or such capital expenditures in the aggregate in excess of $25,000, for additions to property, plant or equipment of the Company;

         (g) any changes in the manner in which the Company extends discounts or credits or otherwise deals with customers, vendors, suppliers, distributors or sales representatives;

         (h) any agreement or commitment relating to the sale by the Company of any fixed assets;

         (i) any outstanding contract or commitment which will result in any loss to the Company upon completion of performance thereof, or any outstanding contract, bid or sale or service proposal quoting prices which will not result in a normal profit in the ordinary course of business;

         (j) any grant by the Company or any of the Shareholder of any power of attorney (whether revocable or irrevocable) to any person that is or may hereafter be in force for any purpose whatsoever;

         (k) any amendment or termination of any material contract, agreement or license to which the Company is a party or by which it or its assets is bound;

         (l) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs, or any reasonable basis for any of the foregoing;

         (m) notice of any claim or potential claim of ownership by a third party of any intellectual property rights of the Company or of infringement by the Company of any third party's intellectual property rights;

         (n) the creation of any lien of record or guarantee, or any investment in any person; or

         (o) any commitment to do any of the acts or things specified in items
(a) though (n) of this Section 4.15.

     4.16 Insurance. The Company maintains adequate insurance against all ordinary and insurable risks with respect to all property, real, personal and mixed, owned or leased by it. Schedule 4.16 annexed hereto contains a complete list of all policies of insurance held by the Company, showing for each policy
(i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Company has not failed to give any notice or present any claim thereunder in a due and timely fashion.

     4.17 Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and the Shareholder, jointly and severally, agree to indemnify Purchaser and the Company against and hold Purchaser and the Company harmless from any claim made by any party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or understanding made by the Shareholder.

     4.18 Transactions with Affiliates. Except as described in Schedule 4.18 or other Schedules annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between the Company, on the one hand, and any past or present stockholder, officer, employee, consultant or director of the Company or any of the Shareholder (or any member of the immediate family of such stockholder, officer, employee, consultant, director or Shareholder), on the other hand.

     4.19 No Untrue Representation or Warranty. No representation or warranty made by the Shareholder contained in this Agreement or any attachment, statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser by the Shareholder pursuant hereto, or otherwise furnished in writing by the Shareholder in, connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     4.20 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding on the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     4.21 Governmental Authorizations and Licenses. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a governmental entity pursuant to which the Company currently operates or holds any interest in any of its properties or which is required for the operation of its business or the holding of such interest therein, and all such consents, licenses, permits, grants and authorizations are in full force and effect and constitute all authorizations required to permit the Company to operate or conduct its business.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company and the Shareholder as follows:

     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification.

     5.2 Corporate Authority. Purchaser has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Purchaser's Certificate of Incorporation, By-Laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser or any of its assets may be bound or affected; the execution and delivery of this Agreement have been and, as of the Closing Date, the consummation of the transactions contemplated hereby will have been, duly authorized, and no authorization or approval, whether of the stockholders or directors of Purchaser or of governmental bodies or otherwise, will be necessary to enable the Purchaser to enter into and perform same; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

     5.3 Compliance With Law. Purchaser is not in violation of any laws, governmental orders, rules or regulations to which the Company or any of its properties or businesses is subject.

     5.4 Insurance. Purchaser maintains adequate insurance against all ordinary and insurable risks with respect to all property, real, personal and mixed, owned or leased by it. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Purchaser has not failed to give any notice or present any claim thereunder in a due and timely fashion.

     5.5 Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and Purchaser agrees to indemnify the Shareholder against and hold the Shareholder harmless from any claim made by any party for a broker's or finder's fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

     5.6 No Untrue Representation or Warranty. No representation or warranty made by Purchaser contained in this Agreement or any attachment, statement, schedule, exhibit, certificate or instrument furnished or to be furnished to the Company or the Shareholder by Purchaser pursuant hereto, or otherwise furnished in writing by Purchaser in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

COVENANTS

     6.1 Further Assurances. Each of the parties hereto agree that, at any time after the Closing Date, upon the request of the other, they will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assuring and confirming to the other, its successors and assigns, absolute ownership to the respective shares to be sold hereunder.

     6.2 Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing Date, and each party shall maintain and make available to the other party upon request all corporate, tax and other records reasonably required or requested in connection with such matters.

     6.3 Publicity. The parties hereto agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance approval of the form and substance thereof by the parties, except as may be required by law, rule or regulation.

                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         Between the date hereof and the Closing, and except as otherwise expressly consented to in writing in advance or approved in writing in advance by Purchaser:

     7.1 Regular Course of Business. The Shareholder shall cause the Company to carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not permit it to institute any new methods of management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the usual and ordinary course of business and consistent with past practice as limited by the more restrictive provisions of this Agreement, where applicable, or as otherwise specifically contemplated by this Agreement and not in violation thereof.

     7.2 Certain Changes. Except as permitted by this Agreement, without the prior written consent of Purchaser, the Shareholder will not permit the Company to:

         (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any material obligation or liability (absolute or contingent);

         (b) Pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Balance Sheet or thereafter incurred in accordance with this Agreement;

         (c) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

         (d) Permit or allow any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any lien;

         (e) Cancel any material debts or waive any claims or rights or sell, transfer, or otherwise dispose of any of its properties or assets;

         (f) Grant any material increase in the compensation of officers or employees, institute or amend any sales compensation plan, severance plan or other arrangement for its officers or employees, or enter into any plan or agreement with respect thereto;

         (g) Make any capital expenditures or commitments for additions to or replacement of property, plant, equipment or intangible capital assets;

         (h) Pay, loan or advance any material amount to, or sell, transfer or lease any material properties or assets to, or enter into any agreement or arrange with, any of its employees, officers or directors or any affiliate thereof, except for directors fees and compensation to employees, officers or directors at rates not exceeding the rates of compensation set forth in Schedule 4.13(a);

         (i) Adopt or amend any employee benefit plan, program, policy or arrangement (including without limitation any amendment which accelerates vesting under any such employee benefit plan, program, policy or arrangement), or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee, or consultant, or increase the salaries or wage rates of its employees;

         (j) Issue, or grant any options with respect to the issuance of, any shares of its capital stock, or purchase shares of capital stock or make any equity investment in, or agree to purchase or make any equity investment in, any other entity, corporate or otherwise;

         (k) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

         (l) Declare, set aside or pay any dividend or other distribution of any assets of any kind whatsoever with respect to any shares of the capital stock of the Company, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company; or

         (m) Agree, whether in writing or otherwise, to do any of the foregoing.

     7.3 Contracts. The Shareholder shall not permit the Company to enter into any contract or commitment, or purchase any supplies or services or sell any assets, except normal contracts or commitments for the purchase of, and normal purchases of, supplies or services made in the usual and ordinary course of business, consistent with the past practice of the Company, and not in violation of any other more restrictive provision of this Article VII. In addition, and not in limitation of the foregoing, the Company to take any actions to modify or amend any of the documents comprising Assets without the express prior written consent of Purchaser.

     7.4 Insurance; Property. The Shareholder will cause the Company to maintain adequate insurance against all ordinary and insurable risks with respect to all property, real, personal and mixed, owned or leased by them; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

     7.5 No Default. The Shareholder shall not to do any act or omit to do any act, which will cause a breach of any contract or commitment of the Company or any subsidiary or which would cause the breach of any representation, warranty or covenant made hereunder.


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

     7.6 Compliance With Laws. The Shareholder will cause the Company to comply with all laws applicable to it and its properties, operations, business and employees.

     7.7 Tax Returns. The Shareholder will cause the Company to prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed. Purchaser shall have a reasonable opportunity to review each such return and amendment prior to the filing thereof.

     7.8 Maintain Books. The Shareholder will cause the Company to maintain its books, accounts and records in accordance with generally accepted accounting principals applied on a basis consistent with prior years.

     7.9 Consents and Waivers Without Any Condition. The Shareholder shall not make or permit the Company to make any agreement or understanding, not earlier approved in writing by Purchaser, as a condition for obtaining any consent or waiver contemplated by Section 3.2(h) of this Agreement.

                                  ARTICLE VIII

                            SURVIVAL: INDEMNIFICATION

     8.1 Survival of Representations and Warranties. The representations and warranties made by the Shareholder in this Agreement shall survive and remain in effect following the Closing Date.

     8.2 Indemnity For Claims Against Purchaser. The Shareholder hereby agrees to indemnify and hold Purchaser harmless from and against the following:

         (a) Any and all liabilities, losses damages, claims, costs and reasonable expenses suffered by Purchaser (whether awarded against Purchaser or paid by Purchaser in settlement of a claim as provided in Section 8.3 or otherwise suffered), resulting from any misrepresentation, breach or inaccuracy of any warranty, or non-fulfillment of any covenant, condition or agreement on the part of the Shareholder contained in this Agreement or in any statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Shareholder to Purchaser pursuant hereto or in connection with the transactions contemplated hereby; and

         (b) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys' fees') incident to any of the foregoing.

     8.3 Indemnity For Claims Against the Shareholder. Purchaser hereby agrees to indemnify and hold the Shareholder harmless from and against the following:


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

         (a) Any and all liabilities, losses damages, claims, costs and reasonable expenses suffered by the Shareholder (whether awarded against them or paid by them in settlement of a claim as provided in Section 8.4 or otherwise suffered), resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant, condition or agreement on the part of Purchaser contained in this Agreement or in any statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Purchaser to the Shareholder pursuant hereto or in connection with the transactions contemplated hereby; and

         (b) Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys' fees') incident to any of the foregoing.

     8.4 Notice of Claim, Assumption of Defense and Settlement of Claims.

Purchaser (the "Indemnitee") shall promptly give notice (an "Indemnification
     Notice") in accordance with Section 10.1 hereof to the Shareholder (the "Indemnitor") after Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a "Claim" and hereinafter referred to collectively, as "Claims") which might give rise to a Claim by the Indemnitee against the Indemnitor for indemnification under Section 8.2 above, stating the nature and basis of said Claim and the amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnitor from any obligation hereunder unless such failure to give notice shall materially and adversely affect the Indemnitor' ability to defend the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it or them any liabilities, claims, losses, damages, costs or expenses for which indemnity may he sought in accordance with the terms of this Article VIII (the "Damages"), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee's reasonably estimated cost of the defense thereof, hereinafter the "Estimated Defense Costs"), and the Indemnitor shall promptly reimburse the Indemnitee for the Damages for which the Indemnitee has incurred and not been indemnified. In the event the amount of such Damages are not promptly reimbursed by the Indemnitor as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

With respect to any third party Claims made subsequent to the Closing Date, the following procedures shall be observed:

Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnitor may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnitor.

Failure by the Indemnitor to notify the Indemnitee of their election to defend any such action within 20 days after notice thereof shall have been given, shall be deemed a waiver by the Indemnitor of its right to defend and settle such action. If the Indemnitor assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such


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

     proceeding or arising out of any settlement approved by the Indemnitor or any judgment in connection with such Claim.

The Indemnitor shall not, in the defense of any such Claim, consent to the entry of any judgment (except with the prior written consent of the Indemnitee) or enter into any settlement (except with the prior written consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Claim.

If the Indemnitor do not assume the defense of a Claim, the Indemnitee may defend against or settle such Claim in such manner as they may deem appropriate, and the Indemnitor shall promptly reimburse the Indemnitee for all expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense against and settlement of such Claim, as and when the same shall be incurred by them. If no settlement of such Claim is made, the Indemnitor shall promptly reimburse the Indemnitee for or, at their option, pay the amount of any judgment rendered with respect to such Claim and all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Claim.

Right to Set Off. Notwithstanding anything to the contrary set forth in this Agreement or any Exhibit hereto, in the event that the Indemnitee shall have a Claim against the Shareholder for which it has not been fully and completely indemnified as contemplated above, the Indemnitee shall have the right to set off the amount of such Claim against the Shareholder against any amounts due to the Shareholder hereunder.

Remedies Cumulative. The remedies provided to the parties hereto herein shall be cumulative and shall not preclude Indemnitee from asserting any other rights or seeking any other remedies against an Indemnitor or his respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

     9.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time, but not later than the Closing:

         (a) By mutual written agreement of Purchaser and the Shareholder;

         (b) By Purchaser or the Shareholder, if the Closing shall not have occurred on or prior to November 30, 2001;

         (c) By Purchaser or Shareholder, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the sale, or there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the sale by any governmental entity that would make consummation of the sale illegal;


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

         (d) By Purchaser if the Company shall have suffered since September 30, 2001 any adverse change (whether or not such change is described in the Schedules hereto or any supplement to the Schedules) in its business, affairs, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations; or

         (e) By Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Shareholder and such breach has not been cured within five (5) days after written notice to the Shareholder (provided that no cure period shall be required for a breach which by its nature cannot be cured).

     9.2 Procedure upon Termination. In the event of termination and abandonment pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Purchaser or the Shareholder. If the transactions contemplated by this Agreement are terminated/or abandoned as provided herein, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. No party hereto who shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and who shall have not breached any representation, warranty, covenant or agreement of such party contained in this Agreement shall have any liability or further obligation to any other party to this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, sent by telex or facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or when sent by facsimile transmission or, if mailed by certified or registered mail, ten (10) days after the date of deposit in the United States mail, postage prepaid, if addressed:

         in the case of the Shareholder:


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

         DCDC
         Attn: CEO
         67 Irving Place North, 4th Floor
         New York,  N.Y.  10003
         212-387-7700
         FAX: 212-388-9897

         (b) in the case of Purchaser to:

         IMSI
         Attn:  General Counsel
         75 Rowland Way,
         Novato, CA 94945
         415-878-4000
         FAX: 415-897-2544

Or to such other address or to such other person as Purchaser or the Shareholder shall have last designated by written notice given as herein provided.

     10.2 Modification. This Agreement and the Exhibits and Schedules annexed hereto contain the entire agreement between the parties hereto and there are no agreements, warranties or representations that are not set forth herein. All prior negotiations, representations, warranties, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto and dated on or subsequent to the date hereof.

     10.3 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within the State. The Shareholder hereby irrevocably consent to the jurisdiction of any California State or Federal court located in Marin County, California over any action or proceeding arising out of any dispute between the Shareholder and Purchaser, and irrevocably agree, in this regard, not to commence any action or proceeding arising out of any dispute between the Shareholder and Purchaser in any other jurisdiction. The Shareholder further irrevocably consents to the service of process in any such action or proceeding by the mailing of a copy of such process to it at the address set forth above.

     10.4 Binding Effect; Assignment. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and any and all rights hereunder may not be assigned by the Shareholder without the prior written consent of Purchaser, which may be withheld for any reason.

     10.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.6 Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     10.7 Transaction Expenses. Notwithstanding anything else in this Agreement to the contrary, the parties hereto shall each be responsible for the payment of (and shall indemnify and hold the Company and other parties hereto harmless against) any and all of its, his or her own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

     10.8 Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     10.9 No Agency. This Agreement shall not constitute any party the legal representative or agent of the other, nor shall any party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

     10.10 Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understanding among or between any of the Parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

SHAREHOLDER                                    PURCHASER

DIGITAL CREATIVE MANAGEMENT                    INTERNATIONAL MICROCOMPUTER
   CORPORATION                                   SOFTWARE, INC.

       By: /s/ Vincent De Lorenzo                     By: /s/ Martin R. Wade III
Name: Vincent De Lorenzo                       Name:  Martin R. Wade III
Title:  CFO                                    Title: CEO


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

                                LIST OF SCHEDULES

                               1.1(b) Receivables

1.1(c)   Fixed Assets

1.1(d)   Contracts

1.1(e)   Intellectual Property

2.3   Certain of Company Promissory Notes

4.3(a)   Stock Transaction History of the Company

4.3(b)   Outstanding Stock Options of the Company

4.5   Objections to Marketable Title of Assets

4.6   Property Defects

4.7(b)   Registered Intellectual Property

4.9 Contracts

4.10  Financial Statements of the Company

4.13(a)  Employees and Salaries

4.13(b)  Employee Benefit Plans

4.14  Taxes

4.15  Changes in Business and Financial Condition

4.16  Insurance Policies

4.18  Transactions with Affiliates of the Company


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